EXHIBIT 99.1

Parlux Announces Its Third Quarter Results

FORT LAUDERDALE, Fla., Feb. 2, 2011 (GLOBE NEWSWIRE) -- Parlux Fragrances, Inc. (Nasdaq:PARL) announced today unaudited net sales for the third quarter and the nine-month period ended December 31, 2010. Net sales for the quarter were $31.4 million, compared to $50.3 million in the prior year period. The prior year period contained approximately $15.3 million of GUESS net sales, which are no longer distributed by the Company. If we exclude GUESS sales, comparable prior year sales would have been $35.0 million. Net loss for the quarter was $273 thousand or ($0.01) per share, compared to a loss of $5.4 million, or ($0.27) per share for the same prior year period.

For the nine-month period ended December 31, 2010, net sales were $94.1 million, compared to $130.4 million, (which contained $43.4 million of GUESS net sales) in the prior year period. Excluding GUESS, our comparable prior year net sales would have been $87.0 million, an increase of 8% for the current nine-month period. Net profits were $1.1 million, or $0.05 per share, compared to a loss of $4.9 million, or ($0.24) per share in the same prior year period.

Mr. Frederick E. Purches, Chairman and Chief Executive Officer, commented, "For the nine-month period we were profitable compared to a significant loss in the comparable prior year period. Operating income improved by approximately $10 million. These results have been achieved by revising our selling strategy and significantly reducing operating expenses. I am pleased that our balance sheet at December 31, 2010 continues to strengthen showing a strong cash position, no long-term debt, and a net book value of $4.94 per share."

Mr. Purches continued, "Regarding the immediate future, based upon our expectations for the new Rihanna launch and a new Paris Hilton entry, PASSPORT, net sales for the fourth quarter ending March 31, 2011, are expected to be higher than the comparable prior year quarter. However, you will recall that in our fourth quarter last year, we reported a net loss of $9.8 million. We are not in a position to forecast earnings for the fourth quarter but expect that the changes we have introduced in our sales and spending strategy will result in reporting a profit for our fiscal year ending March 31, 2011 compared to the loss reported in the prior year. We are cautiously optimistic that we will end the fiscal year with net sales in the range of $120 to $125 million, and a sales target for fiscal year 2012 of between $145 and $150 million, with continued profitability."

CONFERENCE CALL

The Company will hold a conference call on Thursday, February 3, 2011, at 9:00 a.m. (ET) to discuss the Company's 3rd quarter results and to provide additional outlook for the fiscal year. To participate, please call Toll Free: 800-895-1549 or International: 785-424-1057. Conference ID: 7PARLUX. A replay of the conference call will be available following the conference call, until 11:59PM (ET) February 17, 2011. To access the replay, please go to our website www.parlux.com.

ABOUT PARLUX FRAGRANCES, INC.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and beauty related products. It holds licenses or sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto and Fred Hayman Beverly Hills, as well as Paris Hilton sunglasses.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties are discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements that may be made herein or otherwise to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except number of shares and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales:
Unrelated customers	$ 19,336	$ 31,244	$ 51,159	$ 86,342
Related parties	11,864	15,546	41,508	40,553
Sales - expired license	197	3,490	1,423	3,490
	31,397	50,280	94,090	130,385

Cost of goods sold:
Unrelated customers	7,795	15,937	21,785	39,853
Related parties	5,171	10,736	19,495	23,815
Cost of sales - expired license	197	4,922	1,422	4,922
	13,163	31,595	42,702	68,590

Operating expenses	18,479	27,306	49,283	69,453

Operating (loss) income	(245)	(8,621)	2,105	(7,658)

Interest (expense) income, net	(197)	(131)	(400)	(283)
Foreign exchange gain (loss)	1	--	1	(1)
(Loss) income before income taxes	(441)	(8,752)	1,706	(7,942)

Income tax (benefit) provision	(168)	(3,326)	648	(3,018)

Net (loss) income	$ (273)	$ (5,426)	$ 1,058	$ (4,924)

(Loss) income per common share:
Basic	$ (0.01)	$ (0.27)	$ 0.05	$ (0.24)

Diluted	$ (0.01)	$ (0.27)	$ 0.05	$ (0.24)

Weighted average number of shares outstanding:
Basic	20,496,334	20,324,812	20,487,316	20,324,812

Diluted	20,496,334	20,324,812	20,574,513	20,324,812

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2010	March 31, 2010
	(Unaudited)

Cash and cash equivalents	$ 20,303	$ 17,579
Trade receivables, net	23,207	14,245
Inventories	38,795	41,846
Other current assets	19,507	29,703
Current Assets	101,812	103,373

Equipment and leasehold improvements, net	1,910	2,679
Trademarks and licenses, net	4,350	4,654
Other assets	3,650	3,626
Total Assets	$ 111,722	$ 114,332

Other current liabilities and income taxes payable	$ 10,458	$ 14,532
Current Liabilities	10,458	14,532

Total Liabilities	10,458	14,532

Stockholders' Equity	101,264	99,800
Total Liabilities and Stockholders' Equity	$ 111,722	$ 114,332
CONTACT: Parlux Fragrances, Inc. (954) 316-9008
         Frederick E. Purches, Ext. 8116
         Raymond J. Balsys, Ext. 8106
         Web site: http://www.parlux.com